Exhibit (a)(1)(B)
EMAIL TO ALL ELIGIBLE EMPLOYEES

From:	Amir Bassan-Eskenazi

To:	All Eligible Employees

Date:	October 21, 2010
I am pleased to announce that today, BigBand Networks, Inc. (“BigBand”) launched a voluntary, one-time stock option exchange offer to allow eligible employees who received certain stock option grants the opportunity to exchange those options for a lesser number of restricted stock units (the “offer”). Options eligible to be exchanged include only those options granted with an exercise price per share greater than or equal to $3.50, that remain outstanding as of the expiration of this offer, and were granted under any of our 2003 Share Option and Incentive Plan, 2004 Share Option and Incentive Plan Sub-plan for Israeli Employees, 2007 Equity Incentive Plan and 2007 Equity Incentive Plan Israeli Sub-plan. You are an eligible employee if you are an employee of BigBand or any of its subsidiaries that resides in the U.S., China, Hong Kong, Israel or Korea as of the start of the offer and you remain an employee of BigBand or any of its subsidiaries resident in any such countries through the expiration of the offer and the RSU grant date.
This offer currently is scheduled to expire on November 18, 2010, at 9:00 p.m., Pacific Time and restricted stock units are scheduled to be granted on the same day.
We have prepared a number of resources to help you understand the terms and conditions of the offer. These resources include the document titled “Offer to Exchange Certain Outstanding Options for Restricted Stock Units” (referred to as the “Offer to Exchange”) and an election form, together with its associated instructions. Each of these documents is attached to this email. In addition, to help you recall which of your options are eligible for exchange under this offer and to give you the information necessary to make an informed decision, please refer to the schedule of your personalized eligible option grant information available via the BigBand offer website at https://bigband.equitybenefits.com. This schedule will list your outstanding option grants that are eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of November 18, 2010, the exercise price of your eligible option grants, and the number of outstanding shares subject to your eligible option grants as of November 18, 2010 (assuming you have not exercised all or any portion of your eligible option grants during the offering period).
If you would like to participate in the offer and wish to make your election online via the offer website, simply:
1.	Visit https://bigband.equitybenefits.com

2.	Enter your Login ID and Password
▪	Your Login ID is [LOGIN ID]

▪	Your temporary Password is: [TEMPORARY PASSWORD]
         (You will be asked to create a new password when you login for the first time)

If you choose to participate in the offer, you will need to deliver a completed election via the BigBand offer website at https://bigband.equitybenefits.com or to BigBand Networks, Inc. by fax at (650) 362-9528, no later than 9:00 p.m., Pacific Time, on November 18, 2010 (unless the offer is extended).
If you are unable to access the offer website, you may contact the BigBand Networks Stock Option Exchange Call Center at (800) 764-7114 or (408) 912-1683, or by email at BigBandExchange@sos-team.com.
To help explain the offer and to answer any questions you may have, an employee meeting will be held on the following dates at the listed locations:
•	[DATE], at [TIME AND LOCATION]

•	[DATE], at [TIME AND LOCATION]

•	[DATE], at [TIME AND LOCATION]

•	[DATE], at [TIME AND LOCATION]

•	[DATE], at [TIME AND LOCATION]

•	[DATE], at [TIME AND LOCATION]
If you cannot attend in person, you may attend via teleconference at:
•	[LOCATION] [DIAL-IN]

•	[LOCATION] [DIAL-IN]

•	[LOCATION] [DIAL-IN]

•	[LOCATION] [DIAL-IN]

•	[LOCATION] [DIAL-IN]

•	[LOCATION] [DIAL-IN]
and/or webcast at:
•	[TIME AND LOCATION]: [WEBCAST URL]

•	[TIME AND LOCATION]: [WEBCAST URL]

•	[TIME AND LOCATION]: [WEBCAST URL]

•	[TIME AND LOCATION]: [WEBCAST URL]

•	[TIME AND LOCATION]: [WEBCAST URL]

•	[TIME AND LOCATION]: [WEBCAST URL]
We know that the materials describing the offer may seem voluminous, but it is important that you carefully review these materials so that you can make an informed decision on whether or not to participate in the offer. We believe this offer potentially is very important to you and recommend that you take the time to study the materials, ask questions if needed and make an informed decision about whether or not to participate. If you do nothing, you will be making a decision not to participate in the offer and you will retain your current options under their current terms and conditions. If, after reviewing the materials, you still have questions about the offer, please contact the BigBand Networks Stock Option Exchange Call Center at (800) 764-7114 or (408) 912-1683, or by email at BigBandExchange@sos-team.com.
Participation in the offer is completely voluntary. Participating in the offer involves risks that are discussed in the Offer to Exchange. We recommend that you consult with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the offer.
If we have not received your properly completed, signed (electronically or otherwise) and dated election before the offer expires, you will have rejected this offer and you will keep your current options. A copy of the election form is included in the offer documents as well as attached to this email.
Thank you,
Amir Bassan-Eskenazi
Chief Executive Officer and President
Attachments:
Offer to Exchange Certain Outstanding Options for Restricted Stock Units
Election Form